Exhibit 7.5

AGREEMENT REGARDING JOINT FILING

OF STATEMENT ON SCHEDULE 13D

Each of the undersigned hereby acknowledges and agrees, pursuant to the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13D to which this Agreement is attached as an Exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned.

Dated: February 24, 2015

RYO KUBOTA

/s/ Ryo Kubota
Ryo Kubota

HIKARU SHIMURA

/s/ Hikaru Shimura
Hikaru Shimura

YOSHITAKA KITAO

/s/ Yoshitaka Kitao
Yoshitaka Kitao

YOICHI TSUCHIYA

/s/ Yoichi Tsuchiya
Yoichi Tsuchiya